EXHIBIT 10.30
AMENDED AND RESTATED PLEDGE AGREEMENT
by and between
EMPLOYEE STOCK OWNERSHIP PLAN TRUST
of
HUDSON CITY SAVINGS BANK
and
HUDSON CITY BANCORP, INC.
Made and Entered Into as of
June 21, 2005

EXHIBIT 10.30
- i -

EXHIBIT 10.30
AMENDED AND RESTATED PLEDGE AGREEMENT
          This AMENDED AND RESTATED PLEDGE AGREEMENT (“Amended and Restated Pledge Agreement”) is made as of the 21st day of June, 2005, by and between the EMPLOYEE STOCK OWNERSHIP PLAN TRUST OF HUDSON CITY SAVINGS BANK, acting by and through its Trustee, GreatBanc Trust Company, a trust corporation organized under the laws of the State of Illinois and having an office at 45 Rockefeller Plaza, Suite 2055, New York, New York 10111-2000 (“Pledgor”), and Hudson City Bancorp, Inc., a corporation organized and existing under the laws of the State of Delaware, having an office at West 80 Century Road, Paramus, New Jersey 07652-1473 (“Pledgee”).
W I T N E S S E TH:
          Whereas, this Amended and Restated Pledge Agreement is being executed and delivered to the Pledgee pursuant to the terms of an Amended and Restated Loan Agreement of even date herewith (“Amended and Restated Loan Agreement”), by and between the Pledgor and the Pledgee;
          Now, Therefore, in consideration of the mutual agreements contained herein and in the Amended and Restated Loan Agreement, the parties hereto do hereby covenant and agree as follows:
          Section 1. Definitions. The following definitions shall apply for purposes of this Amended and Restated Pledge Agreement, except to the extent that a different meaning is plainly indicated by the context; all capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Amended and Restated Loan Agreement:
     (a) Collateral shall mean the Pledged Shares and, subject to section 5 hereof, and to the extent permitted by applicable law, all rights with respect thereto, and all proceeds of such Pledged Shares and rights.
     (b) Event of Default shall mean an event so defined in the Amended and Restated Loan Agreement.
     (c) Liabilities shall mean all the obligations of the Pledgor to the Pledgee, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under the Amended and Restated Loan Agreement and the Amended and Restated Promissory Note.
     (d) Pledged Shares shall mean 22,768,166 of the 27,879,376 shares (based on a 2 to 1 stock split effected in June 2002 and a 3.2060 stock split effected in June 2005) of Common Stock of Hudson City Bancorp, Inc. purchased by the Pledgor with the proceeds of the loan made by the Pledgee to the Pledgor pursuant to the Loan Agreement by and between the Employee Stock Ownership Plan Trust of Hudson City Savings Bank and Hudson City Bancorp, Inc., made and entered into as of June 21, 1999, which have not been allocated to ESOP participants as of the date hereof and are subject to the terms of the Amended and Restated Loan Agreement and the Amended and Restated

Promissory Note, but excluding any such shares previously released pursuant to section 4.
          Section 2. Pledge. To secure the payment of and performance of all the Liabilities, the Pledgor hereby pledges to the Pledgee, and grants to the Pledgee a security interest in and lien upon, the Collateral.
          Section 3. Representations and Warranties of the Pledgor. The Pledgor represents, warrants, and covenants to the Pledgee as follows:
     (a) to the actual knowledge of the Trustee, the execution, delivery and performance of this Amended and Restated Pledge Agreement and the pledging of the Collateral hereunder do not and will not conflict with, result in a violation of, or constitute a default under any agreement binding upon the Pledgor;
     (b) the Pledged Shares are and will continue to be owned by the Pledgor free and clear of any liens or rights of any other person except the lien hereunder and under the Amended and Restated Loan Agreement in favor of the Pledgee, and the security interest of the Pledgee in the Pledged Shares and the proceeds thereof is and will continue to be prior to and senior to the rights of all others;
     (c) to the actual knowledge of the Trustee, this Amended and Restated Pledge Agreement is the legal, valid, binding and enforceable obligation of the Pledgor in accordance with its terms;
     (d) the Pledgor shall, from time to time, upon request of the Pledgee, promptly deliver to the Pledgee such stock powers, proxies, and similar documents, satisfactory in form and substance to the Pledgee, with respect to the Collateral as the Pledgee may reasonably request; and
     (e) subject to the first sentence of section 4(b), the Pledgor shall not, so long as any Liabilities are outstanding, sell, assign, exchange, pledge or otherwise transfer or encumber any of its rights in and to any of the Collateral.
     Section 4. Eligible Collateral.
     (a) As used herein the term “Eligible Collateral” shall mean that amount of Collateral which has an aggregate fair market value equal to the amount by which the Pledgor is in default (without regard to any amounts owing solely as the result of an acceleration of the Amended and Restated Loan Agreement) or such lesser amount of Collateral as may be required pursuant to section 12 of this Amended and Restated Pledge Agreement.
     (b) The Pledged Shares shall be released from this Amended and Restated Pledge Agreement in a manner conforming to the requirements of Treasury Regulations Section 54.4975-7(b)(8), as the same may be from time to time amended or supplemented, and section 6.4(a) of the ESOP. Subject to such Regulations, the Pledgee may from time to time, after any Default or Event of Default, and without prior notice to the Pledgor, transfer all or any part of the Eligible Collateral into the name of the Pledgee or its nominee, with or without disclosing that such Eligible Collateral is subject to any rights of the Pledgor and may from time to time, whether before or after any of the Liabilities shall become due and payable, without notice to the Pledgor, take all or any of the following actions: (i) notify the parties obligated on any of the Eligible Collateral to make payment to the Pledgee of any amounts due or to become due thereunder, (ii) release or exchange all or any part of the Eligible Collateral, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto, and (iii) take control of any proceeds of the Eligible Collateral.
     Section 5. Delivery.
     (a) The Pledgor shall deliver to the Pledgee upon execution of this Amended and Restated Pledge Agreement an assignment by the Pledgor of all the Pledgor’s rights to and interest in the Pledged Shares.
     (b) So long as no Default or Event of Default shall have occurred and be continuing, (i) the Pledgor shall be entitled to exercise any and all voting and other rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Amended and Restated Pledge Agreement, and (ii) the Pledgor shall be entitled to receive any and all cash dividends or other distributions paid in respect of the Collateral.
     Section 6. Events of Default.
     (a) If a Default or an Event of Default shall be existing, in addition to the rights it may have under the Amended and Restated Loan Agreement, the Amended and Restated Promissory Note, and this Amended and Restated Pledge Agreement, or by virtue of any other instrument, (i) the Pledgee may exercise, with respect to the Eligible Collateral, from time to time any rights and remedies available to it under the Uniform Commercial Code as in effect from time to time in the State of New Jersey or otherwise available to it and (ii) the Pledgee shall have the right, for and in the name, place and stead of the Pledgor, to execute endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Eligible Collateral. Written notification of intended disposition of any of the Eligible Collateral shall be given by the Pledgee to the Pledgor at least three (3) Business Days before such disposition. Subject to section 13 below, any proceeds of any disposition of Eligible Collateral may be applied by the Pledgee to the payment of expenses in connection with the Eligible Collateral, including, without limitation, reasonable attorneys’ fees and legal expenses, and any balance of such proceeds may be applied by the Pledgee toward the payment of such of the Liabilities as are in Default, and in such order of application, as the Pledgee may from time to time elect. No action of the Pledgee permitted hereunder shall impair or affect its rights in and to the Eligible Collateral. All rights and remedies of the Pledgee expressed hereunder are in addition to all other rights and remedies possessed by it, including, without limitation, those contained in the documents referred to in the definition of Liabilities in section 1 hereof.

     (b) In any sale of any of the Eligible Collateral after a Default or an Event of Default shall have occurred, the Pledgee is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including, without limitation, compliance with such procedures as may restrict the number of prospective bidders and purchasers or further restrict such prospective bidders or purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Eligible Collateral), or in order to obtain such required approval of the sale or of the purchase by any governmental regulatory authority or official, and the Pledgor further agrees that such compliance shall not result in such sale’s being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Pledgee be liable or accountable to the Pledgor for any discount allowed by reason of the fact that such Eligible Collateral is sold in compliance with any such limitation or restriction.
               Section 7. Payment in Full. Upon the payment in full of all outstanding Liabilities, this Amended and Restated Pledge Agreement shall terminate and the Pledgee shall forthwith assign, transfer and deliver to the Pledgor, against receipt and without recourse to the Pledgee, all Collateral then held by the Pledgee pursuant to this Amended and Restated Pledge Agreement.
               Section 8. No Waiver. No failure or delay on the part of the Pledgee in exercising any right or remedy hereunder or under any other document which confers or grants any rights in the Pledgee in respect of the Liabilities shall operate as a waiver thereof nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy of the Pledgee.
               Section 9. Binding Effect; No Assignment or Delegation. This Amended and Restated Pledge Agreement shall be binding upon and inure to the benefit of the Pledgor, the Pledgee and their respective successors and assigns, except that the Pledgor may not assign or transfer its rights hereunder without the prior written consent of the Pledgee (which consent shall not unreasonably be withheld). Each duty or obligation of the Pledgor to the Pledgee pursuant to the provisions of this Amended and Restated Pledge Agreement shall be performed in favor of any person or entity designated by the Pledgee, and any duty or obligation of the Pledgee to the Pledgor may be performed by any other person or entity designated by the Pledgee.
               Section 10. Governing Law. This Amended and Restated Pledge Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements to be performed wholly within the State of New Jersey.

               Section 11. Notices. All notices, requests, instructions or documents hereunder shall be in writing and delivered by hand or commercial messenger service or sent by United States mail, registered or certified, return receipt requested, with proper postage prepaid, or by telex or facsimile, addressed as follows:
(a) If to the Pledgee:
Hudson City Bancorp, Inc.
West 80 Century Road
Paramus, New Jersey 07652-1473
Attention: Chief Financial Officer
      with a copy to:
Thacher Proffitt & Wood llp
Two World Financial Center, 28th Floor
New York, New York 10281
Attention: W. Edward Bright, Esq.
(b) If to the Pledgor:
Employee Stock Ownership Plan Trust
  of Hudson City Savings Bank
c/o Hudson City Savings Bank
West 80 Century Road
Paramus, New Jersey 07652-1473
Attention: Senior Personnel Officer
                  with copies to:
GreatBanc Trust Company
45 Rockefeller Plaza, Suite 2055
New York, New York 10111-2000
Attention: Mr. Stephen J. Hartman, Jr.
Thacher Proffitt & Wood llp
Two World Financial Center, 28th Floor
New York, New York 10281
Attention: W. Edward Bright, Esq.
The Goldstein Law Firm, P.C.
12 Corporate Woods Boulevard
Albany, New York 12211-2350
Attention: Brian P. Goldstein, Esq.
Any notice, request or communication hereunder shall be deemed to have been given on the day on which it is delivered by hand or by commercial messenger service, or sent by telex or facsimile, to such party at its address specified above, or, if sent by mail, on the third Business

Day after the day deposited in the mail, postage prepaid, addressed as aforesaid. Any party may change the person or address to whom or which notices are to be given hereunder, by notice duly given hereunder; provided, however, that any such notice shall be deemed to have been given only when actually received by the party to whom it is addressed.
          Section 12. Interpretation. Wherever possible each provision of this Amended and Restated Pledge Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited by or invalid under such law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions hereof.
          Section 13. Construction. All provisions hereof shall be construed so as to maintain (a) the ESOP as a qualified leveraged employee stock ownership plan under section 401(a) and 4975(e)(7) of the Internal Revenue Code of 1986 (the “Code”), (b) the Trust as exempt from taxation under section 501(a) of the Code and (c) the Trust Loan as an exempt loan under section 54.4975-7(b) of the Treasury Regulations and as described in Department of Labor Regulation section 2550.408b-3.
          In Witness Whereof, this Amended and Restated Pledge Agreement has been duly executed by the parties hereto as of the day and year first above written.

Employee Stock Ownership Plan Trust
of Hudson City Savings Bank

By:	GreatBanc Trust Company, as Trustee and not in any other capacity

By:	/s/ Stephen J. Hartman, Jr.

Title:	Senior Vice President

Hudson City Bancorp, Inc.

By:	/s/ Ronald E. Hermance, Jr.

Title:	President and Chief Executive Officer